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                                                                Exhibit (j)(ii)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Bjurman Barry Funds:

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-16033 on Form N-1A of our report dated May 20, 2005, relating to the financial statements and financial highlights of the Bjurman, Barry Micro-cap Growth Fund, the Bjurman, Barry Small Cap Growth Fund and the Bjurman, Barry Mid Cap Growth Fund (the "Funds") included in the Annual Report on Form N-CSR of the Funds for the year ended March 31, 2005, which is incorporated by reference in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in the Prospectus.


/s/ Deloitte & Touche USA LLP


Los Angeles, California
July 28, 2006